Exhibit 3.3

CERTIFICATE OF CORRECTION TO THE

CERTIFICATE OF AMENDMENT

OF

BROADCASTER, INC.

Broadcaster, Inc., a Delaware corporation (the “Company”), certifies that:

1.

The name of the Company is Broadcaster, Inc.

2.

A Certificate of Amendment was filed by the Secretary of State of Delaware on June 12, 2007 and the Certificate of Amendment requires correction as permitted by Section 103 of the Delaware General Corporation Law.

3.

The inaccuracy or defect of the Certificate of Amendment is:

The amount in cash to be received upon surrender of a fractional share referred to in Section 4 of the Certificate of Amendment is not the product of the fraction and the closing trading price of the Company’s common stock on June 22, 2007, but rather the product of the fraction and the average of the closing prices (as adjusted to reflect the reverse stock split) of the Company’s common stock, as reported on the Over-The-Counter Bulletin Board, during the 20 consecutive trading days ending on the trading day immediately prior to June 22, 2007.

4.

Section 4 of the Certificate of Amendment is corrected to read as follows:

a.

Section 4 is supplemented by adding the following at the end thereof:

Reverse Stock Split. As of the close of business on June 22, 2007 (4:01 p.m. Eastern Daylight Time) (the “Reverse Split Date”), each share of common stock issued and outstanding immediately prior to the Reverse Split Date (referred to in this Section as the “Old Common Stock”) automatically and without any action on the part of the holder thereof will be reclassified and changed into one-half of a share of new common stock, par value $0.001 per share (referred to in this Section as the “New Common Stock”), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the “Old Certificates”) will be entitled to receive, upon surrender of such Old Certificates to the Company for cancellation, a certificate or certificates (the “New Certificate”, whether one or more) representing the number of whole shares (rounded down to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New

Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. In lieu of any such fractional shares of New Common Stock, each shareholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Company for cancellation, an amount in cash equal to the product of (i) the average of the closing trading prices (as adjusted to reflect the reverse stock split) of the Company’s common stock, as reported on the Over-The-Counter Bulletin Board, during the 20 consecutive trading days ending on the trading day immediately prior to the Reverse Split Date  and (ii) such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Company shall carry forward any fractional share until all certificates of that holder have been presented for exchange so that payment for fractional shares to any one person or entity shall not exceed the value of one-half of one share of New Common Stock. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer. From and after the Reverse Split Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the $0.001 par value of each such share.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction as of the 19th day of June, 2007.

BROADCASTER, INC.

By:	/s/ Blair Mills
Blair Mills, Chief Financial Officer

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